UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.              )

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
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[ ]	Soliciting Material Pursuant to §240.14a-12

Vestin Fund III, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On or about February 7, 2007, Vestin Fund III, LLC (“Fund III”) mailed the attached letter to unitholders of Fund III regarding the special meeting scheduled for March 5, 2007.

February 7, 2006

Dear Member:

There will be a special meeting of the unit holders of Vestin Fund III, LLC on Monday, March 5, 2007 at 10:00 AM PST to vote on amending and restating the Second Amended and Restated Operating Agreement with the Third Amended and Restated Operating Agreement, which would limit the Company’s purpose to investing in “Mortgage Assets”. The 2007 special meeting will be held at the Suncoast Hotel & Casino, 9090 Alta Drive, Las Vegas, Nevada 89145.

You should have already received a definitive proxy statement along with a proxy card and return envelope. Whether or not you plan to attend the meeting, please take the time to VOTE NOW by completing and mailing the proxy card to us. Voting NOW does not deprive you of your right to attend the meeting and vote your units in person.

This is a vote to amend our Operating Agreement to provide that our investment objective be limited to investing in mortgage loans secured by deeds of trust and mortgages. If adopted, the Company would no longer seek to acquire and own income-producing real property for investment purposes. We do not believe that the current size of Vestin Fund III, LLC is adequate to develop a diversified income-producing real estate portfolio. The Company does not currently own any income producing properties.

Your vote is very important. The amendment to the Operating Agreement cannot be accomplished without an affirmative vote of a majority of the outstanding units.

We encourage you to read carefully the entire proxy statement/prospectus.

Please mail your proxy card to us as soon as possible.

If you have any questions about the proposed amendment to our Operating Agreement, or if you need additional copies of the proxy statement, you should contact John Alderfer (702) 227-0965. The definitive proxy materials are also available free of charge on the SEC’s website at www.sec.gov.

Yours truly,

Mike Shustek
Vestin Mortgage, Inc.
Sole Manager of Vestin Fund III, LLC